EXHIBIT 4

CREDIT AGREEMENT

DATED AS OF

APRIL 28, 2004

BETWEEN

WOODHEAD INDUSTRIES, INC.

AND

HARRIS TRUST AND SAVINGS BANK

-ii-

-iii-

CREDIT AGREEMENT

Harris Trust and Savings Bank
Chicago, Illinois

Ladies and Gentlemen:

        The undersigned, Woodhead Industries, Inc., a Delaware corporation (the “Borrower”), applies to you (the “Bank”) for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Borrower, all as more fully hereinafter set forth. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

SECTION 1.    THE CREDITS.

        Section 1.1.        Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the “Revolving Credit”) to the Borrower which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Borrower in the form of Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate principal amount of Loans and Letters of Credit outstanding at any one time shall not exceed $25,000,000 (the “Commitment”, as such amount may be reduced pursuant to the terms hereof). During the period from and including the date hereof to but not including the Termination Date, the Borrower may use the Commitment by borrowing, repaying, and reborrowing Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement.

        Section 1.2.        Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrower in the form of loans (individually a “Loan” and collectively the “Loans”). The Loans shall be made against and evidenced by a single promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the “Note”). The Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 2 hereof. The Note, and all Loans evidenced thereby, shall mature and become due and payable in full on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank.

        Section 1.3.        Letters of Credit.

        (a)        General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrower in the form of standby and commercial letters of credit issued by the Bank for the account of the Borrower (individually a “Letter of Credit” and collectively the “Letters of Credit”), provided that the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any one time exceed $1,000,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated.

        (b)        Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal) or (ii) the Termination Date.

        (c)        General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

        (d)        Applications. At the time the Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Borrower shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an “Application” and collectively the “Applications”). Subject to the other provisions of this subsection, the obligation of the Borrower to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Bank is not reimbursed by the Borrower for the amount the Bank pays on any drawing made under a Letter of Credit issued hereunder by 11:00 a.m. (Chicago time) on the date when such drawing is paid, the obligation of the Borrower to reimburse the Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay on demand) from and after the date the drawing is paid by the Bank until repayment in full thereof at the fluctuating rate per annum determined by adding 2.0% to the sum of the Applicable Margin plus the Base Rate as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed), (ii) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3 hereof, (iii) prior to the occurrence of a Default or an Event of Default, the Bank will not call for the funding of a Letter of Credit by the Borrower prior to being presented with a drawing thereunder.

        Section 1.4.        Manner and Disbursement of Loans. The Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date the Borrower requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. Each Loan shall initially constitute part of the Base Rate Portion except to the extent the Borrower has otherwise timely elected that such Loan, or any part thereof, constitute part of a Fixed Rate Portion as provided in Section 2 hereof. The Borrower agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an

Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Bank has acted in reliance thereon. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Borrower at the principal office of the Bank in Chicago, Illinois, in immediately available funds, in the case of the initial Loans made hereunder, in accordance with the terms of the written disbursement instructions of the Borrower and, in the case of each subsequent Loan, by deposit to the Borrower’s operating account no. 452995-4 maintained with the Bank or as otherwise agreed upon by the Borrower and the Bank.

        Section 1.5.        Extensions of the Commitment. No less than 30 days prior to, but not more than 60 days prior to, the date occurring on the second anniversary of the date of this Agreement (and on each anniversary date thereafter in the event the Termination Date has heretofore been extended pursuant to this Section), the Borrower may advise the Bank in writing of its desire to extend the Termination Date for an additional 12-months. In the event that the Bank is agreeable to such extension, it shall so notify the Borrower (it being understood that the Bank may accept or decline such a request in its sole discretion and on such terms as it may elect, and in the event that the Bank fails to so notify the Borrower within 30 days of the Borrower’s request that the Bank has agreed to such extension the Bank shall be deemed to have refused to grant the request extension) and the Borrower and the Bank shall enter into such documents as the Bank may deem necessary or appropriate to reflect such extension, and all costs and expenses incurred by the Bank in connection therewith (including reasonable attorneys’ fees) shall be paid by the Borrower.

SECTION 2.    INTEREST AND CHANGE IN CIRCUMSTANCES.

        Section 2.1.        Interest Rate Options. (a) Generally. The outstanding principal balance of the Loans (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) shall bear interest with reference to the Base Rate (the “Base Rate Portion”) or, at the option of the Borrower and subject to the terms and conditions hereof, with reference to an Adjusted LIBOR (“LIBOR Portions”) or with reference to an Offered Rate (“Offered Rate Portions”). All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion, all of the indebtedness evidenced by the Note which bears interest with reference to a particular Offered Rate for a particular Interest Period shall constitute a single Offered Rate Portion, and all of the indebtedness evidenced by the Note which is not part of a Fixed Rate Portion shall constitute a single Base Rate Portion. There shall not be more than 10 Fixed Rate Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any Fixed Rate Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrower hereby promises to pay interest on each Portion of the Note at the rates and times specified in this Section 2.

        (b)        Base Rate Portion. The Base Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Base Rate as in effect from time to time,

provided that if the Base Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until payment in full thereof, at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Base Rate Portion shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and at maturity of the Note, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Base Rate Portion resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.

        (c)        LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until payment in full thereof, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected therefor; and in the event the Borrower shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion as of and on the last day of such Interest Period.

        (d)        Offered Rate Portions. Each Offered Rate Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Offered Rate for such Interest Period, provided that if any Offered Rate Portion is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any Event of Default, such Portion shall bear interest, whether before or after judgment until payment in full thereof, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such Offered Rate Portion shall automatically be converted into and added to the Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion after default. Interest on each Offered Rate Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to an Offered Rate Portion in excess of 90 days, on the date occurring every 90 days after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (Chicago time) on the Business Day preceding the end of an Interest Period applicable to an Offered Rate Portion whether such Offered Rate Portion is to continue as an Offered Rate Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected therefor; and in the event the Borrower shall fail to so notify the Bank, such Offered Rate Portion shall automatically be converted into and added to the Base Rate Portion as of and on the last day of such Interest Period. The Borrower understands and agrees that the Bank has no obligation to quote Offered Rates or to make any Offered Rate Portion available to the Borrower, that the Bank may refuse to make any such Offered Rate Portion available to the Borrower after receiving a request therefor from the Borrower, and that any such Offered Rate Portion made available to the Borrower shall be subject to such other terms and conditions as are mutually agreed upon by the Borrower and the Bank.

        Section 2.2.        Minimum Amounts. Unless otherwise agreed to by the Bank, (a) the Base Rate Portion shall be in an amount equal to $100,000 or such greater amount which is an integral multiple of $25,000 and (b) each Fixed Rate Portion shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000.

        Section 2.3.        Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

        Section 2.4.        Manner of Rate Selection.  The Borrower shall notify the Bank by 11:00 a.m. (Chicago time) (i) at least 3 Business Days prior to the date upon which the Borrower requests that any LIBOR Portion be created or that any part of the Base Rate Portion or any part of an Offered Rate Portion be converted into a LIBOR Portion, and (ii) at least 1 Business Day prior to the date upon which the Borrower requests that any Offered Rate Portion be created or that any part of the Base Rate Portion or any part of a LIBOR Portion be converted into an Offered Rate Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a Fixed Rate Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance, and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances, and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Borrower hereby indemnifying the Bank from any liability or loss ensuing from so acting.

        Section 2.5.        Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine that any change in applicable laws, treaties, or regulations, or in the interpretation thereof, makes it unlawful for the Bank to create or continue to maintain any Fixed Rate Portion, it shall promptly so notify the Borrower and the obligation of the Bank to create, continue, or maintain any such Fixed Rate Portion under this Agreement shall be suspended until it is no longer unlawful for the Bank to create, continue, or maintain such Fixed Rate Portion. If the continued maintenance of any such Fixed Rate Portion is unlawful, the Borrower shall prepay on demand to the Bank the outstanding principal amount of the affected Fixed Rate Portion together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, the Borrower may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement (including, without limitation, Section 2.8 hereof).

        Section 2.6.        Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Note, if the Bank shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Borrower and the obligations of the Bank to create, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

        Section 2.7.        Taxes and Increased Costs. With respect to any Fixed Rate Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation, or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any new law, treaty, regulation, or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over the Bank or its lending branch or the Fixed Rate Portions contemplated by this Agreement (whether or not having the force of law), shall:

        (i)        impose, increase, or deem applicable any reserve, special deposit, or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such Fixed Rate Portion;

        (ii)        subject the Bank, any Fixed Rate Portion or the Note to the extent it evidences a Fixed Rate Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement, any Fixed Rate Portion or the Note to the extent it evidences a Fixed Rate Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank’s principal executive office or its lending branch is located;

        (iii)        change the basis of taxation of payments of principal and interest due from the Borrower to the Bank hereunder or under the Note to the extent it evidences any Fixed Rate Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

        (iv)        impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any Fixed Rate Portion, or its disbursement, or the Note to the extent it evidences any Fixed Rate Portion;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any Fixed Rate Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits, or other offsets available under any such laws, treaties, regulations, guidelines, or interpretations thereof), then the Borrower shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

        Section 2.8.        Funding Indemnity. In the event the Bank shall incur any loss, cost, or expense (including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any Fixed Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

        (i)        any payment of a Fixed Rate Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

(ii) any failure by the Borrower to create, borrow, continue, or effect by conversion a Fixed Rate Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost, or expense. If the Bank requests such a reimbursement, it shall provide to the Borrower a certificate setting forth the computation of the loss, cost, or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

        Section 2.9.        Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule, or regulation regarding capital adequacy, or any change in any existing law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change, or compliance (taking into consideration the Bank’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

        Section 2.10.        Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect. To the extent reasonably possible, the Bank shall designate an alternate branch or funding office with respect to the Fixed Rate Portions to reduce any liability of the Borrower to the Bank under Section 2.7 hereof or to avoid the unavailability of an interest rate option under Section 2.6 hereof, so long as such designation is not otherwise disadvantageous to the Bank.

        Section 2.11.        Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7, and 2.8 hereof) shall be made as if the Bank had actually funded and maintained each Fixed Rate Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such Fixed Rate Portion, having a maturity corresponding to such Interest Period, and, in the case of any LIBOR Portion, bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 3.     FEES, PREPAYMENTS, TERMINATIONS AND APPLICATIONS.

        Section 3.1.        Fees.

        (a)        Commitment Fee. For the period from and including the date hereof to but not including the Termination Date, the Borrower shall pay to the Bank a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused portion of the Commitment. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date.

        (b)        Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any standby Letter of Credit pursuant to Section 1.3 hereof, the Borrower shall pay to the Bank an issuance fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such standby Letter of Credit. On the last day of each March, June, September, and December of each year (commencing on the first such date occurring after the date hereof) to and including, and on, the Termination Date, the Borrower shall pay to the Bank a letter of credit fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the daily average amount of Letters of Credit outstanding during the preceding calendar quarter. In addition to the letter of credit fee called for above, the Borrower further agrees to pay to the Bank such issuing, processing, and transaction fees and charges as the Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.

        Section 3.2.        Voluntary Prepayments. The Borrower shall have the privilege of prepaying the Loans in whole or in part (but, if in part, then (i) if such Loan or Loans constitutes part of the Base Rate Portion, in an amount not less than $100,000, (ii) if such Loan or Loans constitutes part of a Fixed Rate Portion, in an amount not less than $100,000, and (iii) in each case, in an amount such that the minimum amount required for a Loan pursuant to Section 2.2 hereof remain outstanding) at any time upon prior notice to the Bank (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to the Bank the principal amount to be prepaid and (i) if such a prepayment prepays the Note in full and is accompanied by the termination of the Commitment in whole, accrued interest thereon to the date of prepayment, and (ii)  in the case of any prepayment of a Fixed Rate Portion of the Loans, accrued interest thereon to the date of prepayment plus any amounts due the Bank under Section 2.8 hereof.

        Section 3.3.        Terminations.  The Borrower shall have the right, at any time and from time to time, upon 5 Business Days prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $2,500,000) the Commitment, provided that the Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans and Letters of Credit then outstanding. Any termination of the Commitment pursuant to this Section may not be reinstated.

        Section 3.4.        Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to the Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by the Bank after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Unless the Borrower otherwise directs, principal payments shall be applied first to the Base Rate Portion until payment in full thereof, with any balance applied to the Fixed Rate Portions in the order in which their Interest Periods expire. The Borrower hereby irrevocably authorizes the Bank to (a) charge from time to time any of the Borrower’s deposit accounts with the Bank and/or (b)  make Loans from time to time hereunder (and any such Loan may be made by the Bank hereunder without regard to the provisions of Section 7 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, reimbursement under an Application or otherwise); provided that the Bank shall not be under any obligation to charge any such deposit account or make any such Loan under this Section, and the Bank shall incur no liability to the Borrower or any other Person for its failure to do so.

        Section 3.5.        Notations. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Base Rate Portion or a Fixed Rate Portion, and, in the case of any Fixed Rate Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Base Rate Portion or a Fixed Rate Portion and, in the case of any Fixed Rate Portion, the rates of interest and the Interest Periods applicable thereto.

SECTION 4.    GUARANTIES.

        The payment and performance of the Obligations shall at all times be guaranteed by each direct and indirect Subsidiary of the Borrower (other than Immaterial Subsidiaries) pursuant to one or more guaranty agreements in form and substance acceptable to the Bank, as the same may be amended, modified, or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”); provided, however, that, unless otherwise required by the Bank during the existence of any Event of Default, a Foreign Subsidiary shall not be required to be a Guarantor hereunder if providing such Guaranty would cause an adverse effect on the Borrower’s federal income tax liability. In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, except as otherwise provided above, the Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty, and the Borrower shall also deliver to the Bank, or cause such Subsidiary to deliver to the Bank, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Bank in connection therewith.

SECTION 5.     DEFINITIONS; INTERPRETATION.

        Section 5.1.        Definitions. The following terms when used herein shall have the following meanings:

            “Adjusted LIBOR” means a rate per annum determined by the Bank in accordance with the following formula:

Adjusted LIBOR =	LIBOR
100%-Reserve Percentage

“Reserve Percentage” means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. “LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date 2 Business Days before the commencement of such Interest Period. “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

            “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

            “Agreement” means this Credit Agreement, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.

            “Applicable Margin” means, with respect to Loans, reimbursement obligations with respect to Letters of Credit, and the commitment fees and letter of credit fees payable under

Section 3.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	DEBT TO EBITDA RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE PORTION AND REIMBURSEMENT OBLIGATIONS WITH RESPECT TO LETTERS OF CREDIT SHALL BE:	APPLICABLE MARGIN FOR LIBOR PORTIONS AND OFFERED RATE PORTIONS AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:

IV	Greater than or equal to 2.00 to 1.00	0%	0.850%	.250%

III	Less than 2.00 to 1.00, but greater than or equal to 1.50 to 1.00	0%	0.6375%	.200%

II	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1	0%	0.500%	.150%

I	Less than 1.00 to 1	0%	0.425%	.125%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after December 27, 2003, the date on which the Bank is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Debt to EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Borrower subsequently deliver such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Bank in accordance with the foregoing shall be conclusive and binding on the Borrower if reasonably determined.

            “Application” is defined in Section 1.3 hereof.

            “Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Bank, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Bank.

            “Bank” is defined in the introductory paragraph hereof.

            “Base Rate” means, for any day, the greater of (a) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day (it being understood and agreed that such rate may not be the Bank’s best or lowest rate), and (b) the sum of (i) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, plus (ii) 1/2 of 1%.

            “Base Rate Portion” is defined in Section 2.1(a) hereof.

            “Borrower” is defined in the introductory paragraph hereof.

            “Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England, and Nassau, Bahamas.

            “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

            “Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

            “Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 33 1/3% or more of the outstanding capital stock or other equity interests of the Borrower on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money, shall occur.

            “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

            “Commitment” is defined in Section 1.1 hereof.

            “Consolidated Net Earnings” means, for any period, the net earnings (or net loss) of the Borrower and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP consistently applied, and without limiting the foregoing, after deduction from gross income of all expenses, including provisions for all taxes on or measured by income, but excluding any extraordinary profits or losses on the sale or other disposition of fixed or capital assets or on the acquisition, retirement, sale or other disposition of stock or securities of the Borrower or any Subsidiary and also excluding any taxes on such profits and any tax deductions or credits on account of any such losses.

            “Consolidated Net Worth” means, at any time, the excess of total assets of the Borrower and its Subsidiaries over the total liabilities and reserves of the Borrower and its Subsidiaries computed on a consolidated basis in accordance with GAAP consistently applied.

            “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

            “Debt to EBITDA Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Funded Debt as of such day to (b) EBITDA for the four fiscal quarter period ending on such day.

            “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

            “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

            “EBIT” means, with reference to any period, Consolidated Net Earnings for such period plus all amounts deducted in arriving at such Consolidated Net Earnings in respect of (a) Interest Expense and (b) taxes imposed on or measured by income or excess profits.

            “EBITDA” means, with reference to any period, Consolidated Net Earnings for such period plus all amounts deducted in arriving at such Consolidated Net Earnings in respect of (a) Interest Expense, (b) taxes imposed on or measured by income or excess profits, and (c) depreciation, depletion and amortization.

            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

            “Event of Default” means any event or condition identified as such in Section 9.1 hereof.

            “Fixed Rate Portions” means and includes LIBOR Portions and Offered Rate Portions, unless the context in which such term is used shall otherwise require.

            “Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

            “Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

            “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

            “Guaranty” and “Guaranties” each is defined in Section 4 hereof.

            “Immaterial Subsidiaries” means DW Holding, L.L.C., a Delaware limited liability company, WH One, LLC, a Delaware limited liability company and WH Two, LLC, a Delaware limited liability company.

            “Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

            “Interest Coverage Ratio” means, as of any time the same is to be determined, the ratio of (a) EBIT during the twelve most recently completed calendar months to (b) Interest Expense during the same period.

            “Interest Expense” shall mean with reference to any period all interest charges (including imputed interest on Capitalized Lease Obligations) and amortization of debt discount and expense with respect to all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries during such period.

            “Interest Period” means, with respect to (a) any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2, 3, or 6 months thereafter as selected by the Borrower in its notice as provided herein and (b) any Offered Rate Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such Offered Rate Portion and ending 5 to 180 days thereafter as selected by the Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

        (i)        if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may extend beyond the final maturity date of the Note; and

(iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

            “Letter of Credit” and “Letters of Credit” each is defined in Section 1.3 hereof.

            “LIBOR Portions” is defined in Section 2.1(a) hereof.

            “Lien” means any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

            “Loan” and “Loans” each is defined in Section 1.2 hereof.

            “Loan Documents” means this Agreement, the Note, the Applications, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

            “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Bank thereunder.

            “Moody’s” means Moody’s Investors Service, Inc.

            “Note” is defined in Section 1.2 hereof.

            “Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all reimbursement obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.

            “Offered Rate” means the rate per annum quoted to the Borrower by the Bank for the applicable Interest Period, such Offered Rate being subject at all times to the provisions of Section 2.1(d) hereof.

            “Offered Rate Portions” is defined in Section 2.1(a) hereof.

            “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

            “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.

            “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

            “Portion” is defined in Section 2.1(a) hereof.

            “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            “Revolving Credit” is defined in Section 1.1 hereof.

            “Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.

            “Termination Date” means April 28, 2007, or such later date to which the Commitment is extended pursuant to Section 1.5 hereof, or such earlier date on which the Commitment is terminated in whole pursuant to Section 3.3, 9.2 or 9.3 hereof.

            “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

            “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

            “Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

        Section 5.2.        Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 6.    REPRESENTATIONS AND WARRANTIES.

        The Borrower represents and warrants to the Bank as follows:

        Section 6.1.        Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect.

        Section 6.2.        Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

        Section 6.3.        Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and its Subsidiaries enforceable against them in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Subsidiary or any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of their Property, or (b) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted to the Bank.

        Section 6.4.        Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the Loans and other extensions of credit made available hereunder for general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

        Section 6.5.        Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at September 27, 2003, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at December 27, 2003, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the three months then ended, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

        Section 6.6.        No Material Adverse Change. On the date hereof the Borrower hereby represents that since September 27, 2003, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

        Section 6.7.        Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that, as to any projections furnished to the Bank, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

        Section 6.8.        Trademarks, Franchises and Licenses. The Borrower and its Subsidiaries own, possess or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, or other proprietary right of any other Person.

        Section 6.9.        Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

        Section 6.10.        Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Bank (except for sales of assets by the Borrower and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

        Section 6.11.        Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which if adversely determined could reasonably be expected to have a Material Adverse Effect.

        Section 6.12.        Taxes. All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees, and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and its Subsidiaries have been made for all open years, and for the current fiscal period.

        Section 6.13.        Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Borrower or any Subsidiary of any Loan Document.

        Section 6.14.        Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

        Section 6.15.        Investment Company; Public Utility Holding Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 6.16.        ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any

contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

        Section 6.17.        Compliance with Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 6.18.        Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

        Section 6.19.        Solvency. The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

        Section 6.20.        No Default. No Default or Event of Default has occurred and is continuing.

SECTION 7.    CONDITIONS PRECEDENT.

        The obligation of the Bank to make any Loan or to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

        Section 7.1.        All Advances. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder:

        (a)        each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;

(c) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and

        (d)        such extension of credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The Borrower’s request for any Loan or Letter of Credit shall constitute its warranty as to the facts specified in subsections (a) through (c), both inclusive, above.

        Section 7.2.        Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

(a) the Bank shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

(i) the Note;

(ii) the Guaranty;

(iii) copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of the Borrower and of each Domestic Subsidiary (other than Immaterial Subsidiaries) authorizing the execution, delivery, and performance of the Loan Documents;

(iv) articles of incorporation (or equivalent organizational document) of the Borrower and of each Domestic Subsidiary (other than Immaterial Subsidiaries) certified by the appropriate governmental office of the state of its organization;

(v) by-laws (or equivalent organizational document) for the Borrower and for each Domestic Subsidiary (other than Immaterial Subsidiaries) certified by an appropriate officer of such Person acceptable to the Bank;

(vi) an incumbency certificate containing the name, title and genuine signature of the Borrower’s Authorized Representatives; and

(vii) good standing certificates for the Borrower and each Domestic Subsidiary (other than Immaterial Subsidiaries), dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state of its incorporation or organization and in each state in which it is qualified to do business as a foreign organization (except that to the extent that good standing certificates for the State of New Jersey are required for Aero-Motive Company and Daniel Woodhead Company, such good standing certificates shall be delivered to the Bank no later than May 31, 2004);

(b) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries;

(c) legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Borrower in form and substance satisfactory to the Bank and its counsel; and

(d) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

        Section 7.3.        Termination of Prior Credit Facilities. The initial Loans hereunder shall be in an amount sufficient to repay all indebtedness of the Borrower (other than with respect to the existing letters of credit and Fixed Rate Loans referred to below) owing under the Credit Agreement dated as of October 29, 1993, as amended, between the Borrower and the Bank (the “Prior Credit Agreement”) and the Borrower hereby agrees that concurrently with the making of such initial Loans, all commitments under the Prior Credit Agreement shall automatically terminate, provided, however, that (a) any letters of credit issued under the Prior Credit Agreement which are currently outstanding and any applications therefor shall remain outstanding as the initial Letters of Credit and Applications outstanding hereunder and (b) any Fixed Rate Loans (as such term is defined in the Prior Credit Agreement) outstanding on the date hereof under the Prior Credit Agreement shall continue through the last day of their respective Interest Periods as the initial LIBOR Portions of Loans outstanding hereunder.

SECTION 8.    COVENANTS.

        The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

        Section 8.1.        Maintenance of Business. The Borrower shall, and shall cause each Subsidiary (other than the Immaterial Subsidiaries) to, preserve and maintain its existence, except as otherwise permitted by Section 8.10 hereof. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        Section 8.2.        Maintenance of Properties. The Borrower shall maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of Property owned or used by it.

        Section 8.3.        Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

        Section 8.4.        Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

        Section 8.5.        Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:

        (a)        as soon as available, and in any event within 45 days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and certified to by its chief financial officer, treasurer, or such other officer acceptable to the Bank;

        (b)        as soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of independent public accountants of recognized standing, selected by the Borrower and satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

        (c)        promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

        (d)        promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

        (e)        promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) any Change of Control, or (iii) the occurrence of any Default or Event of Default hereunder; and

        (f)        as soon as available, and in any event within 45 days after the last day of each fiscal quarter of the Borrower (other than the last fiscal quarter of each fiscal year, in which it shall be within 90 days after the last day), the Borrower shall deliver to the Bank a written certificate in the form attached hereto as Exhibit B signed by the chief financial officer or treasurer of the Borrower, or such other officer of the Borrower satisfactory to the Bank, to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same together with calculations supporting such statements in respect of Section 8.20 of this Agreement.

        Section 8.6.        Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Bank the finances and affairs of the Borrower and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate.

        Section 8.7.        Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create, or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety, or otherwise for any debt, obligation, or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of the Borrower and its Subsidiaries owing to the Bank under the Loan Documents and other indebtedness and obligations of such Persons owing to the Bank;

(b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $2,000,000 in the aggregate at any one time outstanding;

(c) obligations of the Borrower arising out of interest rate and foreign currency hedging agreements entered into with financial institutions in the ordinary course of business;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

        (e)        indebtedness owing to the holders of the Woodhead Finance Noteholders (as defined in the Intercreditor Agreement hereinafter referred to) issued pursuant to those certain Note Purchase Agreements dated as of September 1, 1998, between such Woodhead Finance Noteholders and the Borrower in the aggregate principal amount not exceeding $36,600,000, as reduced by repayment of principal thereon;

(f) indebtedness from time to time owing by any Domestic Subsidiary (other than an Immaterial Subsidiary) or the Borrower to one another in the ordinary course of business;

        (g)        indebtedness from time to time owing by one or more Foreign Subsidiaries to the Borrower or any Domestic Subsidiary in the ordinary course of business in the aggregate principal amount not exceeding the US dollar equivalent of $50,000,000 at any one time outstanding;

(h) indebtedness of one or more Foreign Subsidiaries owing to foreign banks not to exceed the aggregate principal amount (in U.S. dollar equivalent) of $25,000,000 at any one time outstanding;

(i) guaranties in favor of the Bank or any Affiliate thereof; guaranties by Subsidiaries of the Borrower organized within the United States or any state thereof of the obligations of the Borrower and Woodhead Finance Company under the Note Purchase Agreements described in the Intercreditor Agreement dated as of September 1, 1998 (the “Intercreditor Agreement”), among the Bank, the Company Noteholders (as defined in the Intercreditor Agreement) and the Woodhead Finance Noteholders (as defined in the Intercreditor Agreement); and guaranties by the Borrower of up to $15,000,000 of Indebtedness for Borrowed Money of Wholly-Owned Subsidiaries (including foreign bank financings described in Section 8.7(h) hereof); and

(j) unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding.

        Section 8.8.        Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

        (a)        Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations, or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts, or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

        (b)        mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

        (c)        the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $1,000,000 at any one time outstanding;

        (d)        Liens on equipment of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease;

        (f)        easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary; and

(g) Liens on the Property of a Foreign Subsidiary as security for indebtedness of such Foreign Subsidiary owing to a foreign bank permitted by Section 8.7(h) hereof.

        Section 8.9.        Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain, or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

        (a)        investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

        (c)        investments in certificates of deposit issued by the Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

        (d)        investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

        (e)        investments in direct obligations of a state of the United States, or a municipality thereof, given the highest rating by both Moody’s and S&P, maturing not more than one year from the date of acquisition thereof;

        (f)        investments in money market funds that invest principally, and which are restricted by their respective charters to invest principally, in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), and (e) above;

        (g)        investments made by the Borrower and its Domestic Subsidiaries from time to time in other Domestic Subsidiaries, and intercompany advances made by the Borrower and its Domestic Subsidiaries (other than Immaterial Subsidiaries) from time to time to other Domestic Subsidiaries (other than Immaterial Subsidiaries) in the ordinary course of business;

        (h)        the Borrower’s investment existing on the date of this Agreement in its Foreign Subsidiaries; and additional investments in Foreign Subsidiaries made after the date of this Agreement, and intercompany advances by the Borrower and its Domestic Subsidiaries from time to time to Foreign Subsidiaries in the ordinary course of business, in an aggregate principal amount (for all such additional investments and all intercompany advances) not to exceed the US dollar equivalent of $50,000,000 at any one time outstanding;

(i) travel advances and other similar cash advances made to employees in the ordinary course of business;

        (j)        acquisitions by the Borrower or any Subsidiary (other than an Immaterial Subsidiary) of substantially all of the assets or business of any Person if (w) in the event such acquisition results in the formation or acquisition of a new Subsidiary, such Subsidiary is a Wholly-Owned Subsidiary upon consummation of such acquisition and, to the extent such Subsidiary is a Domestic Subsidiary, the Borrower has complied with Section 4 hereof with respect thereto, (x) at the time such acquisition is consummated and after giving effect thereto, no Default or Event of Default exists or would exist, (y) the Borrower will be in pro forma compliance with all the financial ratios and restrictions set forth in Section 8 after giving effect to such acquisition and (z) the board of directors or other governing body of any such Person proposed to be acquired has not announced that it will oppose such acquisition and has not commenced any litigation which alleges that such acquisition violates, or will violate, any requirement of law or any contractual obligation of such Person; and

(k) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $7,500,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

        Section 8.10.        Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease, or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

        (b)        (i) the sale, transfer, lease, or other disposition of Property of the Borrower and its Domestic Subsidiaries to one another in the ordinary course of its business; and (ii)  the sale, transfer, lease, or other disposition of Property of any Foreign Subsidiary to another Foreign Subsidiary in the ordinary course of its business;

        (c)        (i) the merger of any Domestic Subsidiary with and into the Borrower or any other Domestic Subsidiary provided that, in the case of any merger involving the Borrower, the Borrower is the corporation surviving the merger; and (ii) the merger of any Foreign Subsidiary with and into any other Foreign Subsidiary;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

        (e)        the sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become uneconomical, obsolete, or worn out, and which is disposed of in the ordinary course of business; and

        (f)        the sale, transfer, lease, or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $30,000,000 during any fiscal year of the Borrower.

        Section 8.11.        Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (b) any transaction permitted by Section 8.10 above.

        Section 8.12.        ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Bank of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

        Section 8.13.        Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

        Section 8.14.        Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

        Section 8.15.        No Changes in Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis without the Bank’s prior written consent.

        Section 8.16.        Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Bank notice thereof and timely comply with the requirements of Section 4 hereof.

        Section 8.17.        Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof.

        Section 8.18.        Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

        Section 8.19.        No Restrictions. Except as provided herein or in the Note Purchase Agreements dated as of September 1, 1998, between the Borrower and the Woodhead Finance Noteholders, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, or (e) guarantee the Obligations as required by the Loan Documents.

        Section 8.20.        Financial Covenants. (a) Interest Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the Interest Coverage Ratio for the four fiscal quarters then ended to be less than 2.50 to 1.0.

        (b)        Debt to EBITDA Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall not permit the Debt to EBITDA Ratio for the four fiscal quarters then ended to be more than 2.50 to 1.0.

        (c)        Operating Leases. The Borrower will not, nor will it permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not the Borrower or any Subsidiary has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by the Borrower and its Subsidiaries under all such leases or arrangements would exceed $2,000,000 during any fiscal year of the Borrower. Capital Leases shall not be included in computing compliance with this Section.

        Section 8.21.        Immaterial Subsidiaries. The Borrower shall not permit any Immaterial Subsidiary to engage in any trade or business (other than the transfer of assets to the Borrower or other Domestic Subsidiaries), or obtain any new assets.

SECTION 9.    EVENTS OF DEFAULT AND REMEDIES.

        Section 9.1.        Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

        (a)        default in the payment when due of all or any part of any Obligation payable by the Borrower hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Borrower owing to the Bank; or

(b) default in the observance or performance of any covenant set forth in Sections 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.20 or 8.21 hereof; or

        (c)        default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Bank; or

        (d)        any representation or warranty made by the Borrower or any Subsidiary herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

        (e)        any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or any Subsidiary shall purport to disavow, revoke, repudiate, or terminate any Loan Document entered into by it or any of its obligations thereunder; or

        (f)        default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating more than $500,000 or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

        (g)        any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $500,000 shall be entered or filed against the Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

        (h)        the Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(i) dissolution or termination of the existence of the Borrower or, except as permitted by Section 8 hereof, any Subsidiary; or

(j) any Change of Control shall occur; or

        (k)        the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(l) hereof; or

        (l)        a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or any substantial part of any of their Property, or a proceeding described in Section 9.1(k)(v) shall be instituted against the Borrower or any Subsidiary (other than an Immaterial Subsidiary), and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

        Section 9.2.        Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (j), both inclusive, of Section 9.1 has occurred and is continuing, the Bank may, by notice to the Borrower, take one or more of the following actions:

(a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

        (b)        declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

(c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

        Section 9.3.        Bankruptcy Defaults. When any Event of Default described in subsection (k) or (l) of Section 9.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

        Section 9.4.        Collateral for Undrawn Letters of Credit. When any Event of Default, other than an Event of Default described in subsection (k) or (l) of Section 9.1, has occurred and is continuing, the Borrower shall, upon demand of the Bank, and when any Event of Default described in subsection (k) or (l) of Section 9.1 has occurred the Borrower shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Borrower agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrower to honor any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

SECTION 10.    MISCELLANEOUS.

        Section 10.1.        Non-Business Day. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

        Section 10.2.        No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

        Section 10.3.        Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

        Section 10.4.        Costs and Expenses; Indemnification. The Borrower agrees to pay on demand the costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and attorneys’ fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The Borrower further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

        Section 10.5.        Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

        Section 10.6.        Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

        Section 10.7.       Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections 2.7 and 2.8 hereof, shall survive the termination of this Agreement and the payment of the Note.

        Section 10.8.        Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrower at:	to the Bank at:

Woodhead Industries, Inc.	Harris Trust and Savings Bank
3 Parkway North, Suite 550	111 West Monroe Street
Deerfield, Illinois 60015	Chicago, Illinois 60603
Attention: Joseph Nogal	Attention: Daniel K. Sabol
Telephone: (847) 317-2419	Telephone: (312) 461-3766
Telecopy: (847) 236-0503	Telecopy: (312) 293-5068

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

        Section 10.9.        Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY OF THE OTHER LOAN DOCUMENTS, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN

SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE OTHER LOAN DOCUMENTS.

        Section 10.10.        Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

        Section 10.11.        Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 10.12.        Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

        Section 10.13.        Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

        Section 10.14.        Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER AND THE BANK EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

[SIGNATURE PAGE TO FOLLOW]

        Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

        Dated as of this 28th day of April, 2004.

WOODHEAD INDUSTRIES, INC.

By	/s/ Joseph P. Nogal

Joseph P. Nogal
Vice President, Treasurer/Controller and Assistant Secretary

        Accepted and agreed to at Chicago, Illinois, as of the day and year last above written.

HARRIS TRUST AND SAVINGS BANK

By	/s/ Danjuma Gibson

Danjuma Gibson
Vice President

EXHIBIT A

REVOLVING NOTE

Chicago, Illinois
$25,000,000.00	April 28, 2004

        On the Termination Date, for value received, the undersigned, WOODHEAD INDUSTRIES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (the “Bank”) at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of (i) TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Borrower to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

        This Note evidences Loans made and to be made to the Borrower by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of April 28, 2004, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

        This Note is issued by the Borrower under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity and voluntary prepayments may be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

        The Borrower hereby promises to pay all costs and expenses (including reasonable attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

WOODHEAD INDUSTRIES, INC.

By	/s/ Joseph P. Nogal

Joseph P. Nogal
Vice President, Treasurer/Controller and Assistant Secretary

EXHIBIT B

COMPLIANCE CERTIFICATE

To: HARRIS TRUST AND SAVINGS BANK

        This Compliance Certificate is furnished to Harris Trust and Savings Bank (the “Bank”) pursuant to that certain Credit Agreement dated as of April 28, 2004, between Woodhead Industries, Inc., and the Bank (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected _____________________________________ of the Borrower;

    2.        I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

    3.        The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

    4.        The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

    5.        The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________________________________________________
________________________________________________________________________________

________________________________________________________________________________
________________________________________________________________________________

        The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, ___.

WOODHEAD INDUSTRIES, INC.

By
Name
Title

ATTACHMENT TO COMPLIANCE CERTIFICATE

WOODHEAD INDUSTRIES, INC.

Compliance Calculations for Credit Agreement

Dated as of April 28, 2004

Calculations as of _____________, ___

A.	INTEREST COVERAGE RATIO (SECTION 8.20)

	1.	Consolidated Net Earnings as defined	_________

	2.	Amounts deducted in arriving at Consolidated Net Income in respect of

		(a) Interest Expense	_________

(b) Taxes imposed on or measured by income or
		excess profits	_________

	3.	Sum of Lines A1, A2(a), and A2(b) ("EBIT")		_________

	4.	Interest Expense	_________

	5.	Ratio of Line A3 to Line A4 ("INTEREST COVERAGE RATIO")		__:1.0

	6.	As specified in Section 8.20, the Interest Coverage Ratio shall not be less than		2.5:1.0

	7.	Borrower is in compliance?
		(Circle yes or no)		Yes/No

B.	DEBT TO EBITDA RATIO (SECTION 8.20)

	1.	Funded Debt as defined	_________

	2.	Consolidated Net Earnings as defined	_________

	3.	Amounts deducted in arriving at Consolidated Net
Income in respect of

	(a) Interest Expense	_________

	(b) Taxes imposed on or measured by income or	_________
excess profits

	(c) Depreciation and Depletion	_________

	(d) Amortization	_________

4.	Sum of Lines B2, B3(a), B3(b), B3(c) and B3(d)		_________

5.	Ratio of Line B1 to Line B4 ("DEBT TO EBITDA RATIO")		___:1.0

6.	As specified in Section 8.20, the Debt to EBITDA
	Ratio shall not be more than		2.5:1.0

7.	Borrower is in compliance?
	(Circle yes or no)		Yes/No

SCHEDULE 6.2

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP

Aero-Motive Company	State of Michigan	100%
Advanced Interconnect, Inc.	State of Delaware	100%
Central Rubber Company	State of Illinois	100%
DW Holding, L.L.C	State of Delaware	100%
Daniel Woodhead Company	State of Delaware	100%
Deerfield Partners C.V	The Netherlands	100%
I.M.A. S.r.l	Italy	100%
mPm S.r.l	Italy	100%
WH One, LLC	State of Delaware	100%
WH Two, LLC	State of Delaware	100%
Woodhead Asia Pte. Ltd.	Singapore	100%
Woodhead Canada Limited	Province of Nova Scotia	100%
Woodhead Connectivity Limited	United Kingdom	100%
Woodhead Connectivity GmbH	Germany	100%
Woodhead Connectivity, S.A.S	France	100%
Woodhead de Mexico S.A. de C.V	Mexico	100%
Woodhead Finance Company	Province of Nova Scotia	100%
Woodhead France S.A.R.L	France	100%
Woodhead International B.V	The Netherlands	100%
Woodhead Japan Corporation	Japan	100%
Woodhead L.P.	State of Texas	100%
Woodhead Software & Electronics, S.A.S.U	France	100%
(f/k/a applicom International, S.A.S.)
Euroview Services S.A	France	37%
Micromedia S.A	France	33%